EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 29, 2008 relating to the consolidated financial statements of TRC Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), dated September 29, 2008, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
October 8, 2008